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                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                      OF

                        ALGOS PHARMACEUTICAL CORPORATION

                   (originally incorporated December 20, 1991
                       as U.S. Medical Technologies, Inc.)

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          Adopted in accordance with the provisions of Section 242 and
    Section 245 of the General Corporation Law of the State of Delaware (the
                                     "GCL")

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        I, the President and Chief Executive Officer of Algos Pharmaceutical
Corporation (the "Corporation"), a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

        FIRST:   That the Corporation was incorporated December 20, 1991.

        SECOND: That the Certificate of Incorporation of the Corporation has been amended and restated in its entirety as follows:


                                    ARTICLE I
                                      NAME

        The name of the Corporation is Algos Pharmaceutical Corporation.


                                   ARTICLE II
                                REGISTERED OFFICE

        The address of the Corporation's registered office is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.



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                                   ARTICLE III
                                    PURPOSES

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.


                                   ARTICLE IV
                                CAPITAL STRUCTURE

        The total number of shares of stock which the Corporation shall have authority to issue is sixty million (60,000,000) divided into fifty million (50,000,000) shares of common stock, of the par value of $0.01 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, of the par value of $0.01 per share (the "Preferred Stock").

        The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:

               (a) The number of shares constituting that series and the distinctive designation of that series;

               (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights, [provided that no series of Preferred Stock shall have a class vote unless the same has been approved in writing by the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors];

               (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;



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               (f) Whether that series shall have a sinking fund for the
redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) Any other relative rights, preferences and limitations of that series.

        Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

        If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.


                                    ARTICLE V
                                  VOTING RIGHTS

        Subject to the voting rights provided by law or granted to any series of Preferred Stock, all rights to vote and all voting power shall be exclusively vested in the Common Stock.


                                   ARTICLE VI
                  STOCKHOLDER ACTION AND THE BOARD OF DIRECTORS

        Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Special meetings may be called only by the Chairman of the Board or the President of the Corporation or by the majority of the whole Board of Directors.

        The number of directors constituting the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Corporation's By-Laws from time to time.


                                   ARTICLE VII
                                     BYLAWS

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, a majority of the entire Board of Directors of the Corporation is expressly authorized to make, alter and repeal from time to time the By-Laws of the Corporation, subject to the power of the


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stockholders  of the Corporation to alter or repeal any by-law made by the Board of Directors of the Corporation.


                                  ARTICLE VIII
                              BUSINESS COMBINATIONS

        In addition to any affirmative vote required by law, and except as otherwise expressly provided in section (b) of this Article, any business combination (as hereinafter defined) shall require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class ("Voting Shares"). Such affirmative vote shall be required (unless subsection (b)(A) or (b)(B) of this Article applies) notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

               (a) 1. The term "business combination" as used in this Article shall mean any transaction which is referred to in any one or more of the following clauses (A) through (E):

                     (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Stockholder, or

                      (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder or any Affiliate of any Interested
Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of more than twenty five percent (25%) of the Fair Value (as hereinafter defined) of the shares of Common Stock of the Corporation outstanding immediately prior to such transaction, or

                      (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of more than twenty-five (25%) of the Fair Value of the shares of Common Stock of the Corporation outstanding immediately prior to such transaction, or

                       (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder, except that this provision shall not limit the right of stockholders to elect voluntarily to wind up or dissolve the Corporation, or

                       (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate


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share of the outstanding shares of any class of equity securities of the
Corporation or any Subsidiary or any class of securities exchangeable for or convertible into any such class of equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

               (b) A business combination shall not be subject to the provisions of section (a) of this Article, and shall require only such affirmative vote as is required by law, if either:

                            (A) the business  combination has been approved by a
majority of the whole Board of Directors of the Corporation; or

                            (B) the aggregate amount of the cash and fair market
value of consideration other than cash to be received per share by holders of Common Stock in such business combination shall be at least equal to the highest of the following:

                       (i) the  highest  per share  price  (including  brokerage
commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Stockholder for any shares of Common Stock acquired by it within the two-year period prior to the business combination;

                       (ii) the Fair Value per share of Common Stock on the Determination Date for such business combination; and

                       (iii) the Fair Value per share of Common Stock on the Announcement Date of such business combination.

               (c)    For the purposes of this Article:

                       1.  A   "person"   shall  mean  any   individual,   firm,
corporation or other entity.

                       2. "Interested Stockholder" shall mean, in respect of any business combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction:

                            (A) is the beneficial owner, directly or indirectly,
of more than 10% of the Voting Shares, or

                            (B) is an  Affiliate of the  Corporation  and at any
time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares, or

                            (C) is an assignee of or has otherwise  succeeded to
any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, unless such assignment or succession shall have occurred in a transaction that is a public offering within the meaning of the Securities Act of 1933, as amended.



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                       3. A  "person"  shall be the  "beneficial  owner"  of any
Voting Shares:

                            (A) which such person or any of its  Affiliates  and
Associates (as hereinafter defined) beneficially own, directly or indirectly, or

                            (B) which such  person or any of its  Affiliates  or
Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

                            (C)  which  are  beneficially  owned,   directly  or
indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

                       4. The outstanding Voting Shares shall include shares deemed owned through application of paragraph 3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                       5. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of adoption of this Article.

                       6. "Subsidiary" shall mean any corporation of which a majority of any class of equity security as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of the adoption of this Article) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this section
(c) the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                       7. "Fair Value" of a share of capital stock of the Corporation on a given date shall mean (i) the highest reported closing sale price during the 30-day period immediately preceding such date of a share of such capital stock on the principal securities exchange on which shares of such capital stock are listed, (ii) if shares of such capital stock are not listed on any national securities exchange, the highest reported closing sale price or, if there is no closing sale price, closing bid quotation for a share of such capital stock during the 30-day period immediately preceding such date on the National Association of Securities Dealers, Inc.'s Automated Quotations System or any similar system then in use or, (iii) if no such prices or quotations are available, the fair market value on such date of a share of such capital stock as determined by the Board in the manner described in paragraph (d).

                       8. "Determination Date" shall mean the date on which an Interested Stockholder became an Interested Stockholder.



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                       9.  "Announcement  Date" shall mean the date of the first
public announcement of any proposed business combination.

                       10. In the event of a business combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in clause (B) of section (b) of this Article shall include any Voting Shares retained by the holders thereof.

               (d) A majority of the directors shall have the power and duty to determine for the purposes of this Article on the basis of information known to them, (1) the number of Voting Shares beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph 3 of section (c), or (4) whether the assets subject to any business combination have, or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary in a proposed business combination has, an aggregate fair market value of more than 25% of the Fair Value of the shares of capital stock of the Corporation outstanding immediately prior to such transaction. The determination of a majority of the whole Board of Directors shall be final, conclusive and binding on all persons for all purposes.

               (e) Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

               (f) Notwithstanding any other provision contained in this Certificate of Incorporation or the Corporation's By-Laws, this Article VIII shall not be amended or repealed, and no provision inconsistent therewith shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.


                                   ARTICLE IX
              INDEMNIFICATION AND EXCULPATION OF DIRECTOR LIABILITY

        Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her


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heirs, executors and administrators; provided, however, that except as provided below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, such payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise.

        If a claim under the preceding paragraph of this Article is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including any required action by directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including any required action by directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper


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personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE X
                                   AMENDMENTS

     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article provided, however, that amendment or repeal of Articles VI, IX and this Article X, and any reduction of the number of authorized shares of Common Stock and Preferred Stock requires the affirmative vote of the holders of at least 662/3% of the outstanding voting stock of the Corporation.



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               IN WITNESS WHEREOF, the undersigned has executed this Amended and
Restated Certificate of Incorporation as of _____________, 1996.


                        ALGOS PHARMACEUTICAL CORPORATION



                         By:_____________________________________
                            John W. Lyle
                            President and Chief Executive Officer



ATTEST:

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